UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   ROLLINS, R. RANDALL
   c/o Marine Products Corporation
   2170 Piedmont Road, N.E.
   Atlanta, GA  30324
   USA
2. Issuer Name and Ticker or Trading Symbol
   MARINE PRODUCTS CORPORATION
   MPX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   01/28/2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director and 10% Owner
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock $.10 Par Value|      |    | |                  |   |           |302,411            |D     |                           |
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Common Stock $.10 Par Value|      |    | |                  |   |           |47,520             |I     |Cust./Guaridan Trustee of T|
                           |      |    | |                  |   |           |                   |      |rust                       |
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Common Stock $.10 Par Value|      |    | |                  |   |           |13,999             |I     |By Spouse                  |
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Common Stock $.10 Par Value|      |    | |                  |   |           |48,576             |I     |Co-Trustee of Trust        |
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Common Stock $.10 Par Value|      |    | |                  |   |           |10,068,569         |I     |RFPS Investments III, L.P. |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Incentive Stock Option|$11.24  |1-28-|A   | |44,480     |A  |2004 |1-28-|Common Stock|44,480 |N/A    |44,480      |D  |            |
s (1)                 |        |03   |    | |           |   |to 20|08   |            |       |       |            |   |            |
                      |        |     |    | |           |   |08   |     |            |       |       |            |   |            |
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Non-qualified Stock Op|$10.22  |1-28-|A   | |55,520     |A  |2004 |1-28-|Common Stock|55,520 |N/A    |55,520      |D  |            |
tions (1)             |        |03   |    | |           |   |to 20|08   |            |       |       |            |   |            |
                      |        |     |    | |           |   |08   |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Employee stock options granted pursuant to 2001 Marine Products Corporation Employee Stock Incentive Plan.
SIGNATURE OF REPORTING PERSON
/s/ R. Randall Rollins
DATE
January 30, 2003